UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2009
SOLUTIA INC.

(Exact name of registrant as specified in its charter)
DELAWARE

(State of Incorporation)

001-13255	43-1781797

(Commission File Number)	(IRS Employer Identification No.)

575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri	63166-6760

(Address of principal executive offices)	(Zip Code)
(314) 674-1000

Registrant’s telephone number, including area code
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On July 29, 2009, Solutia Inc. (the “Company”) agreed to release certain funds associated with Harbinger Capital Partners from a lock-up agreement dated June 18, 2009 between such funds and the Company. The purpose of the release was to facilitate brokerage transactions of 1,781,019 shares held by the Harbinger Capital Partners Special Situations Fund, L.P. and 3,798,819 shares held by the Harbinger Capital Partners Master Fund I, Ltd. The brokerage transactions were made to a number of purchasers. The Company agreed to waive the lock-up agreement because it believes these sales will broaden the distribution and positively impact the trading dynamics of its common stock. In connection with the transactions, the Harbinger funds agreed to enter into a new lock-up agreement on customary terms with respect to the approximately 11.6 million shares still owned by the Harbinger funds. The Company also believes the sale was structured in a manner that minimizes the ownership change determination with respect to the Internal Revenue Code Section 382 limitation on the Company’s significant net operating loss carryforward.
     This Current Report on Form 8-K contains forward-looking statements which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “would,” or “anticipates,” or other comparable terminology. These statements are based on management’s current expectations and assumptions about the effect of the sales of the common stock may have, the market perception thereof, and the success of its recently enacted rights plan Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the accuracy of our assumptions and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q. The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

SIGNATURES
PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

SOLUTIA INC. (Registrant)
By:	/s/ Paul J. Berra, III
	Name:	Paul J. Berra, III
	Title:	Senior Vice President, General Counsel, and Chief Administrative Officer

DATE: July 29, 2009